RESOLUTIONS

OF

THE BOARD OF DIRECTORS

OF

KREIDO BIOFUELS, INC.

A Nevada Corporation

The following recitals and resolutions were duly adopted by the sole director of the above captioned corporation, acting by consent action under the authority of §78.315 of the Nevada Revised Statutes, as of April 10, 2018.

WHEREAS, the Corporation currently has no assets or business, and is seeking to make a business acquisition through the efforts of its sole officer and director; and

WHEREAS, the Corporation’s President, G. Reed Petersen, has agreed to advance  out -of-pocket expenses in connection with seeking for any acquisition, as well as the accounting, legal and other costs related to the Corporation’s status as a public company.

NOW THEREFORE, be it RESOLVED, that the Corporation shall reimburse its President G. Reed Petersen for all ordinary and necessary business expenses incurred by him in seeking for a business opportunity and for all expenses incurred by him, or advances by him, related to legal, accounting, and other expenses advanced by him on behalf of the Corporation; and

FURTHER RESOLVED, that these Board resolutions shall be deemed to constitute the memorialization of the contractual obligation of the Corporation to reimburse Mr. Petersen for these expenses and advances.

I direct that this Consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation.

/s/ G. Reed Peterson

G. Reed Petersen